FOR IMMEDIATE RELEASE	May 8, 2003

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S REPORTS FISCAL FIRST QUARTER NET SALES

First Quarter Net Sales 14.2 Percent Higher
Updates Financial Outlook for First Quarter

PLAINFIELD, IN – May 8, 2003—Galyan’s Trading Company, Inc. (NASDAQ: GLYN) today reported net sales and comparable store sales for the fiscal first quarter ended May 3, 2003, and updated its guidance on first quarter EPS.

Net sales for the first quarter were $129.6 million, representing a 14.2 percent increase over the same period last year. Comparable store sales for the first quarter declined 6.3 percent. Increased comparable store sales in hunting, footwear, and team sports were more than offset by softness in casual apparel, outerwear and camping categories.

Due to the steeper decline in comparable store sales and higher markdowns due to competitive promoting than originally anticipated, the Company has revised its guidance for the first fiscal quarter of 2003 to ($0.12) to ($0.14) per diluted share from our previous guidance of ($0.08) to ($0.12) per diluted share. Higher markdowns were taken during the first quarter to better manage our inventory levels. Both previous and new guidance does not quantify any potential impact of the company’s required adoption of EITF 02-16 which addresses the classification of cash consideration received from vendors as either a reduction to advertising expense or an adjustment to cost of sales.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commented, “The first quarter has presented a challenging environment for retail sales due to the war and a sluggish economy. Also, the first quarter historically has been the most sensitive to sales levels and represents the smallest quarter as a percent of the total year. In addition, the anniversary of the 2002 Olympics, at our Salt Lake City store, had an estimated negative impact to the total first quarter comparable sales of approximately 1.3 percent.”

Mr. Mang continued, “While we are disappointed with our sales performance for the first quarter, we have managed our expenses to mitigate some of the impact of the lower sales. Furthermore, we are pleased with the recent comparable store sales trends during the last several weeks of April which were in the positive low single digit range.”

      Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s quarterly conference call on Thursday, May 22, 2003, to discuss the results and outlook at 2:00 p.m. ET. The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 381-5770.

For those who cannot listen to the live broadcast, a replay of the call will be available until 6:00 p.m. ET on May 29, 2003, at (800) 315-4166, or over the Internet at www.galyans.com.

      About Galyan’s Sports and Outdoor Adventure

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 36 stores in 17 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

      Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: the impact of competition and pricing; changes in consumer demands, preferences and spending patterns and overall economic conditions; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment; risks associated with relying on foreign sources of production and risks relating to changes in our management information systems. See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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